SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                          HIGHWOODS PROPERTIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


PAYMENT OF FILING FEE (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:
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  2) Aggregate number of securities to which transaction applies:

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  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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  4) Proposed maximum aggregate value of transaction:

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  5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.



[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:
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    2) Form, Schedule or Registration Statement no.:

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    3) Filing Party:

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    4) Date Filed:

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


                      HIGHWOODS PROPERTIES, INC. [GRAPHIC LOGO APPEARS HERE]



                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on June 2, 1999
                   ----------------------------------------

     You are cordially invited to attend the 1999 annual meeting of stockholders of Highwoods Properties, Inc. to be held on Wednesday, June 2, 1999, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, for the following purposes:

     1.   To elect four directors;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 1999 fiscal year; and

     3. To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 6, 1999 will be entitled to vote at the meeting or any adjournments thereof.

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        EDWARD J. FRITSCH
                                        Executive Vice President, Chief
                                        Operating Officer
                                         and Secretary

                          HIGHWOODS PROPERTIES, INC.
                        3100 Smoketree Court, Suite 600
                         Raleigh, North Carolina 27604



                        -------------------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                       -------------------------------

                          To Be Held On June 2, 1999

     This proxy statement is furnished to stockholders of Highwoods Properties, Inc., a Maryland corporation, in connection with the solicitation of proxies for use at the 1999 annual meeting of stockholders of Highwoods to be held on Wednesday, June 2, 1999, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, for the purposes set forth in the notice of meeting. This solicitation is made on behalf of the Board of Directors of Highwoods.

     Holders of record of shares of common stock of Highwoods as of the close of business on the record date, April 6, 1999, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting, and each share of common stock entitles the holder thereof to one vote. At the close of business on April 6, 1999, there were 61,628,377 shares of common stock issued and outstanding.

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments thereof. To be voted, proxies must be filed with the secretary of Highwoods prior to the close of voting at the meeting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the secretary of Highwoods or by voting in person at the meeting.

     Proposal One, the election of certain directors of Highwoods, requires the vote of a plurality of all of the votes cast at the meeting provided that a quorum is present. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     Proposal Two, ratification of the appointment of Ernst & Young LLP, requires the affirmative vote of a majority of the votes cast on the proposal provided that a quorum is present. For purposes of the vote on Proposal Two, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     Highwoods' 1998 Annual Report has been mailed with this proxy statement. This proxy statement, the form of proxy and the 1998 Annual Report were mailed to stockholders on or about May 3, 1999. The principal executive offices of Highwoods are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.


                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS


Board of Directors

     The directors of Highwoods are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. Thomas W. Adler, Kay Nichols Callison and Willard H. Smith Jr., whose terms of office expire at the meeting, have been nominated for election at the meeting as directors for three-year terms, to hold office until the 2002 annual meeting of stockholders and until their successors are elected and qualified. William E. Graham, Jr., whose term of office also expires at the meeting, has been nominated for election at the meeting as a director for a one-year term, to hold office until the 2000 annual meeting of stockholders and until his successor is elected and qualified.

     The Board of Directors of Highwoods recommends a vote FOR Messrs. Adler, Graham and Smith and Ms. Callison as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of

Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.


Nominees for Election to Term Expiring 2002

     Thomas W. Adler, 58, has been a director of Highwoods since its initial public offering in June 1994. Mr. Adler is managing partner of NewGar, Ltd. in Cleveland, Ohio. Mr. Adler has served five years as a member of the executive committee and board of governors of the National Association of Real Estate Investment Trusts, and he was national president in 1990 of the Society of Industrial and Office Realtors. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the board of governors of the American Society of Real Estate Counselors.

     Kay Nichols Callison, 55, has been a director of Highwoods since its merger with J.C. Nichols Company in July 1998. Ms. Callison previously served as a director of J.C. Nichols Company since 1982. For more than five years, Ms. Callison has been active in charitable activities in the Kansas City metropolitan area.

     Willard H. Smith Jr., 62, has been a director of Highwoods since April 1996. Mr. Smith previously served as a managing director of Merrill Lynch from 1983 to 1995. Mr. Smith is a member of the boards of directors of Cohen & Steers Realty Shares, Cohen & Steers Realty Income Fund, Cohen & Steers Special Equity Fund, Inc., Cohen & Steers Total Return Realty Fund, Cohen & Steers Equity Income Fund, Essex Property Trust, Inc., Realty Income Corporation and Willis Lease Financial Corporation.


Nominees for Election to Term Expiring 2000

     William E. Graham, Jr., 69, has been a director of Highwoods since its initial public offering. Mr. Graham is a lawyer in private practice with the firm of Hunton & Williams. Before joining Hunton & Williams on January 1, 1994, Mr. Graham was vice chairman of Carolina Power & Light Company and had previously served as its general counsel. Mr. Graham is a former member of the board of directors of Carolina Power & Light Company and currently serves as chairman of the Raleigh board of directors of BankAmerica Corp. He also serves on the board of trustees of BB&T Mutual Funds Group.


Incumbent Directors -- Term Expiring 1999

     Stephen Timko, 70, has been a director of Highwoods since February 1995. Mr. Timko has been serving as treasurer of Beaunit Corporation, a real estate investment company, since 1983. He has served as associate vice president of financial affairs for Temple University and chief financial officer and executive vice president of finance and administration for Beaunit Corporation. Mr. Timko will retire from the Board of Directors at the meeting.


Incumbent Directors -- Term Expiring 2000

     Gene H. Anderson, 53, has been a director and senior vice president of Highwoods since its combination with Anderson Properties, Inc. in February 1997. Mr. Anderson previously served as president of Anderson Properties, Inc. since 1978. Mr. Anderson is an officer and former director of the National Association of Industrial and Office Properties.

     Ronald P. Gibson, 54, has been president, chief executive officer and a director of Highwoods since its first election of officers in March 1994. Mr. Gibson is a founder of Highwoods' predecessor, served as its president since its incorporation in 1992 and served as its managing partner since its formation in 1978. Mr. Gibson is a member of the Society of Industrial and Office Realtors and is a director of Capital Associated Industries.

     O. Temple Sloan, Jr., 60, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is a founder of the predecessor of Highwoods. He has been chairman and chief executive officer of General Parts, Inc., a nationwide distributor of automobile replacement parts, since its founding in 1961. Mr. Sloan is a director of BankAmerica Corp. and Southern Equipment Company and is a trustee of St. Andrews College.

     John L. Turner, 52, has been vice chairman of the Board of Directors and chief investment officer of Highwoods since its combination with Forsyth Partners in February 1995. Mr. Turner co-founded the predecessor of Forsyth Partners in 1975 and served as its chairman of the board of directors and chief executive officer prior to joining Highwoods. Mr. Turner is active in several Piedmont Triad economic development and business recruiting organizations. Mr. Turner served on the University of North Carolina board of visitors and on the Winston-Salem board of directors of BankAmerica Corp.

Incumbent Directors -- Term Expiring 2001

     James R. Heistand, 47, has been a senior vice president of Highwoods since its merger with Associated Capital Properties, Inc. in October 1997. On April 30, 1999, Mr. Heistand resigned as an executive officer of Highwoods in order to pursue other interests but will remain as a director and serve as a consultant to Highwoods. Mr. Heistand has been a director of Highwoods since May 1998. Mr. Heistand previously served as chairman of Associated Capital Properties, Inc. from 1989 to 1997.

     L. Glenn Orr, Jr., 59, has been a director of Highwoods since February 1995. Mr. Orr has been president and chief executive officer of Orr Management Company, which provides investment banking and consulting services for middle market companies, since 1995. Mr. Orr is a director of BB&T Financial and was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is a member of the boards of directors of Ladd Furniture Company and The Polymer Group. Mr. Orr previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. He is a trustee of Wake Forest University.


Committees of the Board of Directors; Meetings

     The Board of Directors has established an audit committee that currently consists of Messrs. Graham, Smith and Timko. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Highwoods' internal accounting controls. During 1998, the audit committee held four meetings.

     The Board of Directors has established an executive compensation committee to determine compensation for Highwoods' executive officers and to implement Highwoods' Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan"). The compensation committee consists of Messrs. Adler, Graham, Orr and Sloan. During 1998, the compensation committee held five meetings.

     The Board of Directors has established an investment committee consisting of Messrs. Adler, Gibson, Heistand, Sloan and Turner. The investment committee oversees the acquisition, new development and asset disposition process. The investment committee generally meets weekly to review new opportunities and to make formal recommendations to the Board of Directors concerning such opportunities.

     The Board of Directors has established an executive committee consisting of Messrs. Adler, Gibson, Heistand, Orr, Sloan and Turner. The executive committee meets on call by the chairman of the Board of Directors during the intervals between meetings of the full Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors.

     The Board of Directors held four meetings in 1998.


Compensation of Directors

     Highwoods pays directors who are not employees of Highwoods fees for their services as directors. During 1998, non-employee directors received annual compensation of $15,000 plus a fee of $1,250 (plus out-of-pocket expenses) for attendance in person at each meeting of the Board of Directors, $500 for each committee meeting attended and $250 or $400 for each telephone meeting of the Board of Directors or a committee. The annual compensation amount for non-employee directors has been increased to $18,000 effective January 1, 1999. In addition, non-employee directors on the investment committee received an additional annual retainer of $30,000 and $1,000 per day for property visits in 1998. Upon becoming a director of Highwoods, each non-employee director received options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. Non-employee directors are also eligible for discretionary awards of stock options and may elect to receive a portion of their retainer and meeting fees in the form of stock options. Officers of Highwoods who are directors are not paid any director fees.

                            EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Highwoods (the "Named Executive Officers") for the year ended December 31, 1998:



                          Summary Compensation Table



                                                Annual Compensation     Securities
                                               ----------------------   Underlying       All Other
Name and Principal Position              Year     Salary    Bonus(1)   Options(#)(2)  Compensation(3)
--------------------------------------- ------ ----------- ---------- -------------- ----------------
Ronald P. Gibson                        1998    $347,352    $437,500       30,000         $4,446
President and Chief Executive Officer   1997    $285,551    $375,000      350,000         $4,750
                                        1996    $205,000    $268,750       20,000         $4,750

John L. Turner                          1998    $240,134    $312,500           --         $4,800
Chief Investment Officer                1997    $199,836    $250,000      210,000         $4,750
                                        1996    $161,250    $206,250           --         $4,750

Edward J. Fritsch                       1998    $264,839    $343,750       30,000         $4,770
Executive Vice President, Chief         1997    $177,262    $200,000      100,000         $4,750
Operating Officer and Secretary         1996    $142,500    $150,000       10,000         $4,750

James R. Heistand                       1998    $206,585    $350,000       30,000         $2,782
Senior Vice President                   1997    $ 49,692    $ 47,500       75,000         $1,538
                                        1996          --          --           --             --

Carman J. Liuzzo                        1998    $216,189    $275,000       30,000         $4,800
Vice President, Chief Financial         1997    $170,168    $200,000      220,000         $4,750
Officer and Treasurer                   1996    $122,500    $ 68,500       10,000         $4,750

---------

(1) Includes amounts earned in the indicated period that were paid in the following year. Twenty percent of the bonus was in the form of units of phantom stock. The Named Executive Officers were credited with a specified number of units of phantom stock equal to such number of shares of common stock as could be purchased with 25% of the employee's cash bonus. Five years from the date of the phantom stock grant, the Named Executive Officers will receive the value of a share of common stock for each unit of phantom stock and an additional amount equal to the value of the dividends paid during the period on the corresponding common stock assuming dividend reinvestment. Payouts with respect to phantom stock grants may be made in shares of common stock or cash or both. If a Named Executive Officer leaves Highwoods' employ for any reason (other than death, disability or normal retirement) prior to the end of the five-year period, all phantom stock awards will be forfeited.

(2) Options include incentive stock options and nonqualified stock options. Options have varying vesting schedules of no less than four years beginning with the date of grant. Amounts shown include options granted during the indicated period with respect to the prior year's performance.

(3) Represents amounts contributed by Highwoods under the Salary Deferral and Profit Sharing Plan.

     The following table sets forth certain information with respect to options granted in 1998 to the Named Executive Officers:



                             Option Grants in 1998



                                            Percent of                                  Potential Realizable
                              Number of    Total Options                                  Annual Rates of
                              Securities    Granted to     Exercise                   Stock Price Appreciation
                              Underlying     Employees      Price       Expiration      for Option Term (2)
Name                         Options (1)      in 1998     Per Share        Date           5%           10%
--------------------------- ------------- -------------- ----------- --------------- -----------  -------------
Ronald P. Gibson ..........     30,000          4.1%       $ 31.06   July 27, 2008    $586,004     $1,485,049
John L. Turner ............         --           --             --              --          --             --
Edward J. Fritsch .........     30,000          4.1%       $ 31.06   July 27, 2008    $586,004     $1,485,049
James R. Heistand .........     30,000          4.1%       $ 31.06   July 27, 2008    $586,004     $1,485,049
Carman J. Liuzzo ..........     30,000          4.1%       $ 31.06   July 27, 2008    $586,004     $1,485,049

---------

(1) Options granted in 1998 were based on 1997 performance. Options granted in 1998 generally vest over a four-year period beginning with the date of grant.

(2) Realizable values have been reduced by the per share option exercise price that each optionee will be required to pay to Highwoods in order to exercise the options.


     The following table sets forth certain information with respect to options held by the Named Executive Officers as of December 31, 1998:



          Disposition of Options in 1998/1998 Year-End Option Values



                                 Shares                       Number of Securities              Value of Unexercised
                               Underlying                     Underlying Options at                 In-the-Money
                                 Options       Value            1998 Year-End (1)          Options at 1998 Year-End (2)(3)
Name                           Disposed of    Realized    Exercisable     Unexercisable     Exercisable     Unexercisable
---------------------------   ------------   ---------   -------------   ---------------   -------------   --------------
Ronald P. Gibson ..........            --          --        41,300         398,700           $142,500        $ 47,500
John L. Turner ............            --          --        28,800         226,200           $112,500        $112,500
Edward J. Fritsch .........            --          --        31,300         138,700           $106,875        $ 35,625
James R. Heistand .........            --          --            --         105,000                 --              --
Carman J. Liuzzo ..........            --          --        27,550         257,450           $ 89,063        $ 29,688

---------

(1) Options include incentive stock options and nonqualified stock options. Options have varying vesting schedules of no less than four years beginning with the date of grant.

(2) Based on a closing price of $25.75 per share of common stock on December 31, 1998.

(3) Up to one-third of the nonqualified stock options granted to the Named Executive Officers in 1997 were accompanied by a dividend equivalent right (a "DER") pursuant to the 1997 Performance Award Plan. If the total return on a share of common stock exceeds certain thresholds, the exercise price of such a stock option will be reduced by an amount equal to the sum of all dividends and other distributions that are made with respect to such a share during the period beginning on the date of grant and ending upon exercise of such stock option. Therefore, the exercise price per share of nonqualified stock options accompanied by DERs may be lower upon exercise, and the potential realizable value of such options may be higher upon exercise, than the amounts set forth in the table.



Employment Contracts and Change-in-Control Arrangements

     On April 30, 1999, Mr. Heistand resigned as an executive officer of Highwoods in order to pursue other interests but will remain as a director and serve as a consultant to Highwoods. Mr. Heistand entered into a one-year consulting agreement pursuant to which Highwoods will pay him $100,000. In addition, Mr. Heistand is restricted under the terms of his original employment contract from competing with Highwoods until October 7, 2001.

     Highwoods has entered into a change in control contract with each of Messrs. Gibson, Turner, Fritsch and Liuzzo. The contracts generally provide that if within three years from the date of a change in control (as defined below), the employment of Messrs. Gibson, Turner, Fritsch or Liuzzo is terminated without cause, or if they terminate their respective employment (a) at any time because their responsibilities are changed, their salaries are reduced or their responsibilities are diminished, or (b) for any reason during the 90-day period beginning on the first anniversary of the change in control, such terminated executive will be entitled to receive 2.99 times a base amount. An executive's base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the twelve-month period ending prior to the change of control plus the greater of (1) the average annual bonus for the preceding three years or (2) the last annual bonus paid or payable to the executive. Additionally, the Stock Option Plan, the phantom stock plan and the 1997 Performance Award Program provide for the immediate vesting of all options and benefits upon a change of control. Additionally, the executive will receive a lump sum cash payment equal to a stated multiple of the value of all of the executive's unexercised stock options. The multiple is three times for Mr. Gibson and two times for Messrs. Turner, Liuzzo and Fritsch. The contracts are effective until March 31, 2002, and are automatically extended for one additional year commencing at March 31, 2000 and each March 31 thereafter.

     For purposes of the contracts described in the preceding paragraph, "change in control" generally means any of the following events: (1) the acquisition by a third party of 20% or more of the then outstanding common stock of Highwoods;
(2) individuals who currently constitute the Board of Directors (or individuals who subsequently become a director whose election or nomination was approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors; (3) approval by Highwoods' stockholders of a reorganization, merger or consolidation in which Highwoods is not the surviving entity; or (4) approval by Highwoods' stockholders of a complete liquidation or dissolution of Highwoods or the sale or other disposition of all or substantially all of the assets of Highwoods.


Executive Compensation Committee Interlocks and Insider Participation

     The executive compensation committee consists of Messrs. Adler, Graham, Orr and Sloan. None of the members of the executive compensation committee is an employee of Highwoods. Mr. Sloan is a former officer of the predecessor of Highwoods.


Committee Report on Executive Compensation

     The executive compensation committee makes recommendations to the Board of Directors regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of Highwoods. The executive compensation committee also considers and grants awards under the Stock Option Plan. During 1998, the executive compensation committee met five times to review and evaluate executive compensation and benefit programs.

     Executive Officer Compensation Policies. The executive compensation committee's compensation policies are designed to (a) attract and retain the best individuals critical to the success of Highwoods, (b) motivate and reward such individuals based on corporate, business unit and individual performance, and (c) align executives' and stockholders' interests through equity-based incentives.

     Compensation for executives is based on the following principles: variable compensation should comprise a significant part of an executive's compensation, with the percentage at-risk increasing at increased levels of responsibility; employee stock ownership aligns the interests of employees and stockholders; compensation must be competitive with that offered by companies that compete with Highwoods for executive talent; and differences in executive compensation within Highwoods should reflect differing levels of responsibility and performance.

     A key determinant of overall levels of compensation is the pay practices of public equity real estate investment trusts that have revenues comparable to Highwoods. This peer group was chosen by Highwoods' independent compensation and benefit consultants.

     There are three components to Highwoods' executive compensation program: base salary, annual incentive compensation and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

     Base salaries are set by the executive compensation committee and are designed to be competitive with the peer group companies described above. Changes in base salaries are based on the peer group's practices; Highwoods' performance; the individual's performance, experience and responsibility; and increases in cost of living indices. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual and long-term incentive compensation discussed below. Base salaries are reviewed for adjustment annually.

     Highwoods' executive officers participate in a bonus program whereby the individual executives are eligible for cash bonuses based on a percentage of their annual base salary rate as of the prior December. The bonus percentage is determined by competitive analysis and the executive's ability to influence overall performance of Highwoods. The eligible bonus percentage is allocated in part to overall, divisional and individual performance, in part to the achievement of individual goals and in part to discretionary evaluation by the executive compensation committee. The executive compensation committee considers growth in funds from operations ("FFO") per share, the volume and quality of acquisitions and development, completed financing activity and other measures in assessing the performance of Highwoods. Sixty to seventy-five percent of the eligible bonus percentage is awarded upon achievement of 10% FFO growth. Growth in per-share FFO for 1998 was 19%. For 1999 and subsequent years, the bonus program has been revised to include performance measures other than growth in FFO, such as operational and peer group performance.

     In addition to the cash bonus, and as an incentive to retain executive officers, Highwoods' deferred compensation plan provides for the issuance of phantom stock. Under the deferred compensation plan, certain Highwoods employees were credited with a specified number of units of phantom stock equal to such number of shares of common stock as could be purchased with 25% of the employee's cash bonus. Five years from the date of the phantom stock grant, employees will receive the value of a share of common stock for each unit of phantom stock and an additional amount equal to the value of the dividends paid during the period on the corresponding common stock assuming dividend reinvestment. At the discretion of the executive compensation committee, payouts with respect to phantom stock grants may be made in shares of common stock or cash or both. If an executive officer leaves Highwoods' employ for any reason (other than death, disability or normal retirement) prior to the end of the five-year period, all awards under the deferred compensation plan will be forfeited.

     Long-term incentive compensation is also paid in the form of stock options granted under the Stock Option Plan. The executive compensation committee believes that grants of stock options align stockholder value and executive officer interests. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels.

     Stock options are granted with an exercise price equal to the fair market value per share on the date of grant. The options generally vest over a period of no less than four years beginning with the date of grant. Options granted to executives in 1998 vest ratably over a four-year period following the date of grant. No stock option awards are made in the absence of satisfactory performance, which is evaluated by the executive compensation committee based on the executive's individual contribution to the long-term health and growth of Highwoods.

     Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards under the Stock Option Plan are intended to qualify as "performance-based" compensation not subject to Section 162(m) deduction limitation. The executive compensation committee believes that a substantial portion of compensation awarded under Highwoods' compensation program would be exempted from the $1 million deduction limitation. The executive compensation committee's present intention is to qualify to the extent reasonable, a substantial portion of each executive officer's compensation for deductibility under applicable tax laws.

     Chief Executive Officer Compensation. The salary and long-term incentive awards of Highwoods' Chief Executive Officer, Mr. Ronald P. Gibson, are determined substantially in conformity with the policies described above for all other executive officers of Highwoods. Mr. Gibson was paid $347,352 in base salary, $350,000 in cash incentive compensation and 3,398 units of phantom stock valued at $87,500 in long-term incentive compensation for 1998. Also, Mr. Gibson was granted 30,000 stock options during 1998 with respect to 1997 performance.


                       Executive Compensation Committee

     Thomas W. Adler                 William E. Graham, Jr.
                    L. Glenn Orr, Jr.              O. Temple Sloan, Jr.

     The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Highwoods specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of shares of common stock as of December 31, 1998 for each person or group known to Highwoods to be holding more than 5% of the common stock and, as of April 6, 1999, for each director and Named Executive Officer and the directors and executive officers of Highwoods as a group. The number of shares shown represents the number of shares of common stock the person beneficially owns plus the number of shares that may be issued upon redemption of common partnership interests ("Common Units") in Highwoods Realty Limited Partnership (the "Operating Partnership"), whether or not such Common Units are currently redeemable. The Operating Partnership is controlled by Highwoods as its sole general partner. Following the expiration of a contractually imposed lockup period, the Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for the cash value of one share of common stock or, at Highwoods' option, one share of common stock. Unless otherwise indicated in the footnotes, the indicated person or entity has sole voting and investment power with respect to the shares of common stock. The number of shares and Common Units shown are those "beneficially owned," as determined by the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for purposes of compliance with the ownership limit contained in Highwoods' charter or for any other purpose.



                                                                            Number of Shares      Percent of
Name of Beneficial Owner                                                   Beneficially Owned   All Shares (1)
------------------------------------------------------------------------- -------------------- ---------------
O. Temple Sloan, Jr. (2) ................................................         547,899               *
Ronald P. Gibson (3)(4) .................................................         192,398               *
Gene H. Anderson (5) ....................................................         622,285             1.0%
Edward J. Fritsch (3)(6) ................................................          70,079               *
James R. Heistand (7) ...................................................       1,513,066             2.4%
Carman J. Liuzzo (8) ....................................................          34,638               *
John L. Turner (9) ......................................................         484,741               *
Thomas W. Adler (10) ....................................................          45,940               *
Kay Nichols Callison (11) ...............................................         590,005             1.0%
William E. Graham, Jr. (12) .............................................          25,841               *
L. Glenn Orr, Jr. (13) ..................................................          14,000               *
Willard H. Smith Jr. (14) ...............................................          12,500               *
Stephen Timko (15) ......................................................         215,031               *
Cohen & Steers Capital Management, Inc. (16) ............................       7,040,900            11.8%
Templeton Global Advisors Limited and Franklin Resources, Inc. (17) .....       4,365,374             7.3%
All executive officers and directors as a group (16 persons) ............       4,411,723             6.8%

---------

*    Less than 1%

(1) The total number of shares outstanding used in calculating this percentage assumes that none of the Common Units, stock options or warrants held by other persons are exchanged for shares of common stock.

(2) Number of shares beneficially owned includes 167,985 shares currently issuable upon exercise of options and 274,990 shares issuable upon redemption of Common Units.

(3) Messrs. Gibson and Fritsch each own 49.5 shares (representing in the aggregate a 1% economic interest) of the Class A (voting) stock of Highwoods Services, Inc., a subsidiary of the Operating Partnership.

(4) Number of shares beneficially owned includes 49,450 shares currently issuable upon exercise of options and 71,872 shares issuable upon redemption of Common Units.

(5) Number of shares beneficially owned includes 9,450 shares currently issuable upon exercise of options and 609,779 shares issuable upon redemption of Common Units.

(6) Number of shares beneficially owned includes 36,950 shares currently issuable upon exercise of options and 10,144 shares issuable upon redemption of Common Units.

(7) Number of shares beneficially owned includes 852,574 shares issuable upon exercise of warrants and 583,338 shares issuable upon redemption of Common Units.

(8) Number of shares beneficially owned includes 33,200 shares currently issuable upon exercise of options.

(9) Number of shares beneficially owned includes 43,200 shares currently issuable upon exercise of options, 35,000 shares issuable upon exercise of warrants and 399,541 shares issuable upon redemption of Common Units.

(10) Number of shares beneficially owned includes 28,440 shares currently issuable upon exercise of options.

(11) Number of shares beneficially owned includes 2,500 shares currently issuable upon exercise of options.

(12) Number of shares beneficially owned includes 20,841 shares currently issuable upon exercise of options.

(13) Number of shares beneficially owned includes 13,000 shares currently issuable upon exercise of options.

(14) Number of shares beneficially owned includes 9,000 shares currently issuable upon exercise of options.

(15) Number of shares beneficially owned includes 20,224 shares currently issuable upon exercise of options and 194,807 shares issuable upon redemption of Common Units.

(16) Address is 757 Third Avenue, New York, New York 10017. Owner has sole investment power with respect to all shares and sole voting power with respect to 6,100,500 shares. Information obtained from Schedule 13G filed with the SEC.

(17) Address with respect to Templeton Global Advisors Limited is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas. Address with respect to Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, CA 94404. Templeton Global Advisors Limited has sole voting and investment power with respect to 3,569,387 shares. Franklin Advisers, Inc. has sole voting and investment power with respect to 716,600 shares. Templeton Investment Management Limited has sole voting and investment power with respect to 72,000 shares. Franklin Management, Inc. has sole investment power with respect to 7,387 shares. Information obtained from Schedule 13G filed with the SEC.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 1, 1997, Gateway Holdings LLC, a limited liability company controlled by Mr. Turner, purchased the Ivy Distribution Center in Winston-Salem, North Carolina from Highwoods for $2,050,000. Mr. Turner is vice chairman of the Board of Directors and chief investment officer of Highwoods. Highwoods believes the purchase price was at market rates. On the date of closing, Gateway Holdings LLC executed a promissory note in favor of Highwoods for the full amount of the purchase. The note bore interest at 8% per annum and was paid in full on September 1, 1998.

     On October 8, 1998, Highwoods purchased the Bluegrass Valley office development project from R&A Development Properties, L.L.C., a limited liability company controlled by Mr. Anderson, for approximately $2.5 million. Mr. Anderson is a senior vice president and director of Highwoods. Highwoods believes the purchase price did not exceed market value.

     On April 30, 1999, Mr. Heistand resigned as an executive officer of Highwoods in order to pursue other interests but will remain as a director and serve as a consultant to Highwoods. Mr. Heistand entered into a one-year consulting agreement pursuant to which Highwoods will pay him $100,000. In addition, Mr. Heistand is restricted under the terms of his original employment contract from competing with Highwoods until October 7, 2001.


                                 PROPOSAL TWO:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the audit committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of Highwoods for the fiscal year ending December 31, 1999, subject to ratification of this appointment by the stockholders of Highwoods. Ernst & Young LLP has served as independent auditors of Highwoods since its commencement of operations and is considered by management of Highwoods to be well qualified. Highwoods has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Highwoods or any of its subsidiaries in any capacity.

     Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Proposal Two requires the affirmative vote of a majority of the votes cast on the proposal provided that a quorum is present. For purposes of the vote on Proposal Two, an abstention will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 1999 fiscal year.


                                 OTHER MATTERS

     Highwoods' management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares Highwoods' performance to the S&P 500 and the index of equity real estate investment trusts prepared by National Association of Real Estate Investment Trusts ("NAREIT"). The stock price performance graph assumes an investment of $100 in Highwoods on June 10, 1994 (the effective date of Highwoods' initial public offering) and the two indices on May 31, 1994 and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.



                           (LINE GRAPH APPEARS HERE)


                            TOTAL RETURN PERFORMANCE

                                                                  Period Ending
                                    --------------------------------------------------------------------------
             Index                  6/10/94      12/31/94     12/31/95     12/31/96     12/31/97      12/31/98
             -----                  -------      --------     --------     --------     --------      --------
 Highwoods Properties, Inc.           100.00       105.47       148.42       189.02       221.10        163.68
 S&P 500                              100.00       101.70       139.92       171.91       229.28        294.80
 NAREIT All Equity REIT Index         100.00        95.78       110.36       151.51       183.57        153.05

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Highwoods specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and executive officer of Highwoods is required to file with the SEC, by a specified date, reports regarding his or her transactions involving Highwoods' common stock. To Highwoods' knowledge, based solely on the information furnished to Highwoods and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all such filing requirements were complied with, except that (1) one transaction by Mr. Heistand was reported late and (2) one transaction by John W. Eakin was reported late.


                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Proposals of stockholders to be presented at the 2000 annual meeting of stockholders must be received by the secretary of Highwoods prior to January 4, 2000 to be considered for inclusion in the 2000 proxy material.


                          COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing the proxy material will be borne by Highwoods. Highwoods will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holder for their reasonable expenses in doing so.

     Highwoods has retained Corporate Communications, Inc. and First Union National Bank to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is projected to be $5,000 in fees paid to them, exclusive of certain other fees paid to First Union National Bank in connection with the operation of the annual meeting.

     Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible. Thank you.

                                        By Order of the Board of Directors


                                        O. TEMPLE SLOAN, JR.
                                        Chairman of the Board of Directors
May 3, 1999

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------
 P R O X Y


                          HIGHWOODS PROPERTIES, INC.
        PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 1999

  The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the "Company") to be held on June 2, 1999, and the Proxy Statement in connection therewith; (b) appoints Ronald P. Gibson as Proxy (the "Proxy") with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated below, all the shares of Common Stock of the Company, held of record by the undersigned on April 6, 1999, at such Annual Meeting and at any adjournment(s) thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS:

     1.   ELECTION OF DIRECTORS
     [ ] FOR all nominees (except as indicated to the contrary below)
     [ ] WITHHOLD AUTHORITY to vote for all nominees

Thomas W. Adler           Kay Nichols Callison
         Willard H. Smith Jr.       William E. Graham, Jr.

   (Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
            write that nominee's name in the space below.)
________________________________________________________________________________

     2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS for the fiscal year ending December 31, 1999

     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

     3. OTHER BUSINESS: In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

     [ ] FOR     [ ] WITHHOLD AUTHORITY

                           (CONTINUED ON OTHER SIDE)

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

     4. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL TWO.



       DATED:____________________             __________________________________
                                              Signature of Stockholder

                                              __________________________________
                                              Signature if held jointly

                                              (Please sign exactly as your
                                              name appears hereon. When
                                              signing on behalf of a
                                              corporation, partnership,
                                              estate, trust or in any other
                                              representative capacity, please
                                              sign your name and title. For
                                              joint accounts, each joint owner
                                              must sign.)

                                              Please mark, date and sign this
                                              proxy and return it promptly in
                                              the enclosed envelope so as to
                                              ensure a quorum at the meeting.
                                              This is important whether you
                                              own few or many shares. Delay in
                                              returning your proxy may subject
                                              the Company to additional
                                              expense.